Please do not disregard this letter

EVEN IF IT IS PAST THE INDICATED DEADLINE, PLEASE VOTE YOUR SHARES!

Dear Shareholder,

Our apologies for having to reach out again. We have been trying to get in touch with you regarding the Special Meeting of Shareholders of the Weitz Short Duration Income Fund. The Special Meeting of Shareholders was originally slated for October 19, 2022, but has been adjourned until November 2, 2022 because the Fund did not meet the required participation level. We still haven’t yet received your vote and WE NEED YOUR HELP! You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations. Unfortunately, this is a government mandated process that requires a certain participation to move forward. We only have a certain timeframe in which to attain this threshold and are running out of time.

We are asking that you submit your vote today via the easy voting link provided in this email!

Shareholders of all funds are being asked to approve new management and advisory agreements for each of the Funds between the Trust, on behalf of each Fund, and the Adviser. Shareholders are also being asked to also elect eight nominees to the Board of Trustees of the Trust.

The terms of the new management and advisory agreements are substantially identical to those of the current agreements. No changes are proposed to the operations, current investment objectives, strategies, policies or restrictions of the Funds. Additionally, there will be no increase in any of the investment advisory fees for any of the Funds nor an increase in the current contractual fees of any of the service providers to the Funds.

The full proxy statement is available for your review here: www.okapivote.com/Weitz. In order for your vote to be represented, we must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1.      By Internet

Follow the simple instructions on the enclosed proxy card.

2.      By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail

Sign, Date, and Return this proxy card using the enclosed postage-paid envelope

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. Even if it is past the indicated deadline, please submit your vote!

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 844-343-2625. Representatives are available Monday - Friday 9:00am to 9:00pm (ET).

Thank you for your continued support of the Funds and your assistance in this matter